As filed with the Securities and Exchange Commission on August 6, 2013
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________________________
FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_____________________________________
MERITAGE HOMES CORPORATION
(Exact name of registrant as specified in its charter)
_____________________________________

Maryland	86-0611231
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

17851 North 85th Street, Suite 300, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)
_____________________________________
NONQUALIFIED DEFERRED COMPENSATION PLAN
(Full title of the plan)
_____________________________________

Larry W. Seay
Executive Vice President and Chief Financial Officer
    17851 North 85th Street
 Suite 300
 Scottsdale, Arizona 85255
480-515-8100
(Name, address and telephone number
(including area code) of agent for service)
Copies to: Jeffrey E. Beck Snell & Wilmer L.L.P. One Arizona Center 400 East Van Buren Phoenix, Arizona 85004 (602) 382-6000
_____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee
Meritage Homes Corporation Nonqualified Deferred Compensation Plan Obligations(2)	100%	n/a	$20,000,000	$2,728.00

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”).
(2) The Plan obligations are unsecured obligations of Meritage Homes Corporation to pay deferred compensation in the future in accordance with the Plan for a select group of eligible employees.

TABLE OF CONTENTS
PART I    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS    1

PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT    1
Item 3.    Incorporation of Documents by Reference    1
Item 4.    Description of Securities    2
Item 5.    Interests of Named Experts and Counsel    3
Item 6.    Indemnification of Directors and Officers    3
Item 7.    Exemption From Registration Claimed    4
Item 8.    Exhibits    4
Item 9.    Undertakings    4

SIGNATURES

EXHIBIT INDEX

EX-5.1

EX-23.1

EX-23.2

EX-23.3

Part I

Information Required In Section 10(a) Prospectus

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees participating in the Meritage Homes Corporation Nonqualified Deferred Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Part II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by Meritage Homes Corporation (“Meritage”) are hereby incorporated by reference in this Registration Statement:

1.    Annual Report on Form 10-K for the year ended December 31, 2012.

2.    Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

3.    Current Reports on Form 8-K dated February 14, 2013, February 27, 2013, March 13, 2013, March 27, 2013, March 29, 2013, May 16, 2013, June 10, 2013, and June 14, 2013.

All documents subsequently filed by Meritage or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which removes from registration all such securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The deferred compensation obligations being registered represent obligations (the “Obligations”) of Meritage to make future payments to Plan participants. The Obligations consist of Meritage’s commitment under the Plan to deliver at a future date deferrals of participants’ compensation in such amounts as elected by participants prior to December 31 of the year before such election takes effect (prior to June 30 in the year of adoption).

The amount of compensation deferred by each participant will be determined in accordance with the Plan based on the elections of the participant, and will be credited to a separate bookkeeping account in the name of the participant. The participant’s account reflects units of an investment fund intended to mirror substantially an investment in hypothetical investment media selected pursuant to the Plan. The participant’s account will be credited, or debited, as the case may be, based on the actual returns on the hypothetical investment media established pursuant to the Plan, or based upon earnings or losses incurred, pursuant to established procedures under the Plan. The investment media will be used only for the purpose of calculating hypothetical returns, and the amounts in participants’ Plan accounts need not actually be invested in the selected investment media. All amounts in a participant’s account are fully vested.

The Obligations are generally payable in a cash lump-sum distribution or in the form of installments as selected by the participant (depending on the distribution event).  The distributions will generally be made or begin within an administratively reasonable period of time (but in no event later than 60 days) following the distribution date or event.

There is no trading market for the Obligations. The Obligations are unsecured general obligations of Meritage to make future payments to participants in accordance with the terms of the Plan. Obligations will rank without preference with other unsecured and unsubordinated indebtedness of Meritage from time to time outstanding and are, therefore, subject to the risks of the Meritage’s insolvency. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for acting independently with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

A participant’s rights to any amounts credited to his accounts may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the participant and may only pass upon the participant’s death pursuant to a beneficiary designation made by a participant in accordance with the terms of the Plan. The Obligations are not convertible into any other security of Meritage. Meritage reserves the right to amend, merge, consolidate or terminate the Plan at any time or from time to time, except that no such action may, without the consent of the affected participant, affect any of the participant’s rights with respect to the amount then credited to the participant’s account.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Under the provisions of the Maryland General Corporation Law (the “MGCL”), a corporation’s charter may, with certain exceptions, include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Meritage’s charter contains a provision limiting the personal liability of officers and directors to Meritage and its stockholders to the fullest extent permitted under Maryland law.
In addition, the provisions of the MGCL permit a corporation to indemnify its present and former directors and officers, among others, against liability incurred, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property, or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Meritage’s charter provides that it will indemnify and advance expenses to its directors, officers and others so designated by the board of directors to the full extent permitted under Maryland law.
Meritage also maintains, for the benefit of its directors and officers, insurance against certain asserted or incurred liabilities, including certain liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

A list of exhibits is set forth on the Exhibit Index.

Item 9. Undertakings

A.		The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:
     provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 6th day of August, 2013.
MERITAGE HOMES CORPORATION

By:    /s/ Larry W. Seay
Larry W. Seay
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Hilton and Larry W. Seay, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By:/s/ Steven J. Hilton	Chairman, Chief Executive Officer and Director	August 6, 2013
Steven J. Hilton	(Principal Executive Officer)

By:/s/ Larry W. Seay	Executive Vice President and Chief Financial Officer	August 6, 2013
Larry W. Seay	(Principal Financial Officer)

By:/s/ Hilla Sferruzza	Vice President, Corporate Controller and Chief	August 6, 2013
Hilla Sferruzza	Accounting Officer (Principal Accounting Officer)

By:/s/ Peter L. Ax	Director	August 6, 2013
Peter L. Ax

By:/s/ Raymond Oppel	Director	August 6, 2013
Raymond Oppel

By:_________________________	Director	August 6, 2013
Robert G. Sarver

By:_________________________	Director	August 6, 2013
Richard T. Burke, Sr.

By:/s/ Gerald W. Haddock	Director	August 6, 2013
Gerald W. Haddock

By:/s/ Dana Bradford	Director	August 6, 2013
Dana Bradford

By:/s/ Michael R. Odell	Director	August 6, 2013
Michael R. Odell

THE PLAN. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on the Plan’s behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 6th day of August, 2013.
MERITAGE HOMES CORPORATION

By:    /s/ Larry W. Seay
Larry W. Seay
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description	Page or Method of Filing
4.1	Restated Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Exhibit 3 of Form 8-K dated June 20, 2002
4.2	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K dated September 15, 2004
4.3	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Appendix A of the Proxy Statement for the 2006 Annual Meeting of Stockholders
4.4	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Appendix B of the Proxy Statement for the 2008 Annual Meeting of Stockholders
4.5	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Appendix A of the Definitive Proxy Statement filed with the Securities and Exchange Corporation on January 9, 2009
4.6	Amended and Restated Bylaws of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K dated August 21, 2007
4.7	Amendment to Amended and Restated Bylaws of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K filed on December 24, 2008
4.8	Amendment No. 2 to Amended and Restated Bylaws of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K dated May 19, 2011
5.1	Opinion of Venable LLP	Filed herewith
23.1	Consent of Deloitte & Touche LLP	Filed herewith
23.2	Consent of Grant Thornton LLP	Filed herewith
23.3	Consent of Venable LLP	Included as part of Exhibit 5.1

Exhibit Number	Description	Page or Method of Filing
24.1	Power of Attorney	See Signature Page
99.1	Meritage Homes Corporation Nonqualified Deferred Compensation Plan	Incorporated by reference to Exhibit 10.1 of Form 8-K dated June 10, 2013

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